Exhibit 10.1

Execution Copy

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of January 10, 2013, is by and among Impax Laboratories, Inc., a Delaware corporation (the “Borrower”) and the Domestic Subsidiaries of the Borrower party hereto (each a “Guarantor” and, collectively, the “Guarantors”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and as administrative agent under the Credit Agreement (as hereinafter defined) (in such capacity, the “Administrative Agent”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

W I T N E S S E T H

WHEREAS, the Borrower, the Guarantors, certain banks and financial institutions from time to time party thereto (the “Lenders”) and the Administrative Agent are parties to that certain Credit Agreement dated as of February 11, 2011 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Credit Parties have requested that the Required Lenders amend certain provisions of the Credit Agreement; and

WHEREAS, the Required Lenders are willing to make such amendments to the Credit Agreement, in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
AMENDMENTS TO CREDIT AGREEMENT

1.1           Amendment to Definition of Fixed Charge Coverage Ratio. The definition of Fixed Charge Coverage Ratio set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

          “Fixed Charge Coverage Ratio” shall mean, as of any date of determination, for the Credit Parties and their Subsidiaries on a Consolidated basis, the ratio of (a) Consolidated EBITDA for the four (4) consecutive fiscal quarters ending on such date to (b) the sum of (i) cash interest expense paid or payable in cash during the four (4) consecutive fiscal quarter period ending on such date, (ii)  all cash income taxes paid during the four (4) consecutive fiscal quarter period ending on such date (excluding, for each of the four (4) consecutive fiscal quarter periods ending on December 31, 2012, March 31, 2013 and June 30, 2013, an amount not to exceed $25,000,000 in the aggregate in non-recurring income taxes to the extent paid by the Credit Parties or their Subsidiaries), (iii)  Scheduled Funded Debt Payments made during the four (4) consecutive fiscal quarter period ending on such date (including the principal component of payments due on Capital Leases) and (iv) Consolidated Capital Expenditures made during the four (4) consecutive fiscal quarter period ending on such date (excluding, for each of the four (4) consecutive fiscal quarter periods ending on December 31, 2012, March 31, 2013, June 30, 2013, and September 30, 2013, the amount of Consolidated Capital Expenditures made by Impax Laboratories (Taiwan), Inc. (to the extent set forth and as more fully described on Schedule 1.1(c) for such periods) in an amount not to exceed $74,000,000 in the aggregate).

1.2           Amendment to Section 5.2(c). Section 5.2(c) is hereby amended to add the following clause (x) after clause (ix) and making the appropriate grammatical and punctuation changes thereto:

and (x) for the fiscal quarter periods ending on December 31, 2012, March 31, 2013, June 30, 2013, and September 30, 2013, an updated copy of Schedule 1.1(c) listing the amount of and providing detail with respect to the Consolidated Capital Expenditures made by Impax Laboratories (Taiwan), Inc. for such four (4) consecutive fiscal quarter periods ending on such date.

1.3           Amendment to Section 9.2 Section 9.2 is hereby amended such that the email address in clause (a)(i) is hereby amended and restated in its entirety to read as follows:

Email:  Breasons@impaxlabs.com

1.4           Amendment to Schedules to Credit Agreement.  A new Schedule 1.1(c) (Consolidated Capital Expenditures by Impax Laboratories (Taiwan), Inc.) is hereby added to the Credit Agreement to read as set forth on Schedule A hereto.

ARTICLE II
CONDITIONS TO EFFECTIVENESS

2.1           Closing Conditions.  This Amendment shall become effective as of the day and year set forth above (the “Amendment Effective Date”) upon satisfaction of the following conditions (in each case, in form and substance reasonably acceptable to the Administrative Agent):

(a)           Executed Amendment.  The Administrative Agent shall have received a copy of this Amendment duly executed by each of the Credit Parties, the Lenders, and the Administrative Agent.

(b)           Default.  After giving effect to this Amendment, no Default or Event of Default shall exist.

(c)           Fees and Expenses.  The Administrative Agent shall have received from the Borrower such fees and expenses that are payable in connection with the consummation of the transactions contemplated hereby and King & Spalding LLP shall have received from the Borrower payment of all outstanding fees and expenses previously incurred and all fees and expenses incurred in connection with this Amendment.

(d)           Miscellaneous.  All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

ARTICLE III
MISCELLANEOUS

3.1           Representations and Warranties of Credit Parties.  Each of the Credit Parties represents and warrants as follows:

(a)           It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b)           This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)           No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.

(d)           The representations and warranties set forth in Article III of the Credit Agreement are true and correct as of the date hereof (except for those which expressly relate to an earlier date).

(e)           After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f)           The Security Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Lenders, which security interests and Liens are perfected in accordance with the terms of the Security Documents and prior to all Liens other than Permitted Liens.

(g)           The Credit Party Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

3.2           Reaffirmation of Credit Party Obligations.  Each of the Credit Parties hereby ratifies the Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Credit Party Obligations.

3.3           Credit Document.  This Amendment shall constitute a Credit Document under the terms of the Credit Agreement.

3.4           Expenses.  Each of the Credit Parties agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of the Administrative Agent’s legal counsel.

3.5           Further Assurances.  Each of the Credit Parties agrees to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

3.6           Entirety.  This Amendment and the other Credit Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

3.7           Counterparts; Telecopy.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  Delivery of an executed counterpart to this Amendment by telecopy or other electronic means shall be effective as an original and shall constitute a representation that an original will be delivered.

3.8           GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

3.9           Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

3.10         General Release.  In consideration of the Administrative Agent’s and the Required Lenders’ willingness to enter into this Amendment, each of the Credit Parties hereby releases and forever discharges the Administrative Agent, the Issuing Lender, the Lenders and the Administrative Agent’s, the Issuing Lender’s, and the Lender’s respective predecessors, successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives, and affiliates (hereinafter all of the above collectively referred to as the “Bank Group”), from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, including, without limitation, all claims, demands, and causes of action for contribution and indemnity, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any of the Credit Parties may have or claim to have against any of the Bank Group in any way related to or connected with the Credit Documents and the transactions contemplated thereby.

3.11           No Actions, Claims, Etc.  As of the date hereof, each Credit Party hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against any member of the Bank Group arising from any action by such Persons, or failure of such Persons to act under the Credit Agreement on or prior to the date hereof.

3.12           Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.  The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 9.13 and 9.16 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

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IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWER:	Impax Laboratories, Inc., a Delaware corporation By: /s/ Bryan M. Reasons Name: Bryan M. Reasons Title: Senior VP, Finance and Chief Financial Officer

GUARANTORS:	Impax Laboratories USA, LLC,
a California limited liability company

By: /s/ Bryan M. Reasons
Name: Bryan M. Reasons
Title:   Chief Financial Officer

ThoRx Laboratories, Inc.,
a California corporation

By: /s/ Bryan M. Reasons
Name: Bryan M. Reasons
Title:   Chief Financial Officer

Impax Holdings LLC,
a Delaware limited liability company

By: /s/ Bryan M. Reasons
Name: Bryan M. Reasons
Title:  Chief Financial Officer

Impax International Holdings, Inc.,
a Delaware corporation

By: /s/ Bryan M. Reasons
Name:  Bryan M. Reasons
Title:    Chief Financial Officer

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and as Administrative Agent By: /s/ Samuel Thompson Name: Samuel Thompson Title: Vice President

SCHEDULE A

Schedule 1.1(c) to Credit Agreement